WITHOUT PREJUDICE
SUBJECT TO CONTRACT
PRIVATE AND CONFIDENTIAL

13 August 2007

CLEARONE COMMUNICATIONS UK LIMITED

and

MARTIN JAMES OFFWOOD

COMPROMISE AGREEMENT

TAYLOR WESSING LLP
Carmelite
50 Victoria Embankment
Blackfriars
London EC4Y 0DX

+44 (0)20 7300 7000
+44 (0)20 7300 7100
DX           41 London

Ref: PYC

COMPROMISE AGREEMENT

WITHOUT PREJUDICE

SUBJECT TO CONTRACT

THIS AGREEMENT is made on 13 August 2007.

BETWEEN

(1)	CLEARONE COMMUNICATIONS UK LIMITED of 12 York Gate, London NW1 4QS (the "Employer"); and

(2)	MARTIN JAMES OFFWOOD of West Bull House, 19 High Street, Nettlebed, Oxon RG9 5DA (the "Employee”).

INTRODUCTION

(A)	The Employee's employment with the Employer will terminate on 13 August 2007.

(B)
The parties wish to compromise any claims which may be made in connection with the employment and make other arrangements for an orderly transition.  This agreement does not, except to the extent expressly stated, vary the Service Agreement, but rather sets out terms for the compromise of such claims and the required arrangements.

(C)	The Employer is entering into this agreement for itself and as agent for all Group Members and is duly authorised in that behalf.

AGREED TERMS

1.	Definitions

In this agreement:

"Adviser" means the person referred to in clause 12.3(d);

"Group" means the Employer and its Group Members;

"Group Member" means the Employer, any holding company of the Employer (as defined in section 736 of the Companies Act 1985) and any subsidiary undertakings of the Employer or such holding company;

"Service Agreement" means the service agreement dated 11 July 2003 between the Employee and the Employer;

"Share Option Scheme" means 1998 Stock Option Plan; and

"Termination Date" means 13 August 2007.

2.	Termination of Employment

2.1
With effect from the Termination Date the Employee will cease to be an employee of the Employer and shall not hold himself out as having any continuing connection with the Employer or with any Group Member.

2.2
On or before the Termination Date, the Employee shall, without any claim for damages or compensation for loss of office, resign with immediate effect from any office which the Employee may hold as director or other officer of the Employer or a Group Member by completing and returning to Alicia Garcia, Human Resources Manager a letter in the form set out in schedule 2.  The Employee undertakes not to hold himself out as a director or other officer of the Employer or a Group Member.  The Employee irrevocably appoints the Employer as attorney to execute letters of resignation of such offices or appointments on the Employee's behalf.

2.3	Until the Termination Date the terms of the Service Agreement will remain in full force and effect save to the extent that they have been expressly varied by the terms of this agreement.

2.4	The Employee will do everything necessary to resign as Director of the Employer’s German entity.

3.	Remuneration

3.1
Except as set out in this agreement all entitlements to payments or benefits arising out of or in connection with the Employee's employment with the exception of accrued pension rights, if any, will cease from the Termination Date and the Employee acknowledges that he has no further claims in respect of them.

3.2	The Employer shall within 14 days pay to the Employee the sum of £46,750.02, representing six months' notice, less income tax at the marginal rate and employee National Insurance contributions.

3.3	The Employer shall within 14 days pay to the Employee the sum of £5,064.54, representing 13 days of accrued but unused holiday days.

3.4	The Employee shall have 90 days from the date of termination to exercise any vested options in the Share Option Scheme.

4.	P45

The Employer undertakes that the Employee’s P45 will have been issued by the Employer prior to any payment being made to the Employee under the terms of clause 5.

5.	Severance Payment

Subject to the Employee's compliance with his obligations under this agreement, the Employer shall, as compensation for loss of employment but without admission of liability, pay to the Employee within 14 days following the later of (i) the date of this agreement, (ii) the Termination Date, (iii) receipt of the completed and signed Adviser's Certification in the form set out in schedule 1 [and (iv) receipt of the signed resignation letter referred to in clause 2.2], the sum of £15,618.95 (the "Severance Payment") inclusive of any entitlement to a statutory redundancy payment [from which the Employer will deduct income tax at the basic rate from the balance of the Severance Payment in excess of £30,000 in accordance with its understanding of the income tax, national insurance and pay as you earn legislation, and will account for the same to HM Revenue & Customs.  No income tax or employee National Insurance contributions will be deducted from the first £30,000 of the Severance Payment.

6.	Tax

6.1	The parties agree that the Severance Payment represents compensation for the termination of the Employee’s employment and as such does not represent contractual remuneration.

6.2
The Employer makes no warranty as to the taxable status of the Severance Payment and, accordingly, the Employee agrees that any income tax and employee National Insurance payable pursuant to the Severance Payment and on any other benefits provided to the Employee pursuant to this agreement is the Employee’s personal responsibility.

6.3
The Employee undertakes that if the Employer or any Group Member is called upon to account to HM Revenue & Customs for any income tax, employee National Insurance contributions, interest or penalties thereon arising in respect of the payments made or benefits provided under this agreement, other than any income tax deducted under clause 5 above (such income tax, National Insurance contributions, interest or penalties referred to in this agreement as the "Excess Tax"), and if the Employer or any other Group Member pays the Excess Tax to HM Revenue & Customs, the Employee will, at the written request of such entity, immediately pay to such entity an amount equal to the Excess Tax provided that no payment of Excess Tax will be made to HM Revenue & Customs without particulars of any proposed payment being given to the Employee and the Employee being given the opportunity at his own expense to dispute any such payment.

7.	Secrecy

7.1
The Employee undertakes that he will not, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, concerning the Employer or any Group Member or any of its or their officers, shareholders or employees.

7.2	Each of the Employee and the Employer undertakes to the other that neither shall make any announcement, statement or comment concerning:

(a)	the terms of this agreement; and/or

(b)	events during the Employee’s employment with the Employer or the circumstances of the termination of the Employee's employment,

and shall not disclose the same to any person, firm or company except as required by law or the rules of any relevant regulatory authority or in communications with their professional or financial advisers who have agreed to keep such terms and events and circumstances confidential.

8.	Post-Termination Restrictions

In consideration of £150 (subject to prior deductions as required by law) the Employee acknowledges and confirms that the obligations undertaken by the Employee under clauses 8 (confidentiality) and 11 (post-termination restrictive covenants) of the Service Agreement are now repeated and will remain in force and effect notwithstanding the termination of the Employee's employment.

9.	New Employment

The Employee represents and warrants that, at the date of this agreement, he is not employed or engaged in any business whether on behalf of himself or another, that he is not in receipt of any remuneration and that he is not in negotiations which are likely to lead to an offer of employment or any such engagement or to the receipt of remuneration and that he has not received or accepted or agreed to accept any such offer.

10.	Company Property

The Employee represents and warrants that except as expressly provided for in this agreement he will on or before the Termination Date return to the Employer all property, equipment, records, correspondence, documents, files and other information (whether originals, copies or extracts) belonging or relating to the Employer or any Group Member and that the Employee will not retain any copies.

11.	Legal Expenses

The Employer shall, within 14 days of receipt by it of an appropriate copy VAT invoice addressed to the Employee for payment by the Employer, pay to the Employee's solicitors, Edwin Coe LLP, the Employee's legal expenses relating exclusively to the negotiation and preparation of this agreement, up to a maximum of £350 plus VAT.

12.	Claims against the Employer

12.1
Although the Employer makes no admission of any liability, the terms set out in this agreement have been agreed in full and final settlement of claims the Employee has or may have against the Employer, Group Members, and any of its or their officers, employees, shareholders, consultants or agents arising directly or indirectly out of or in connection with the Employee's employment by the Employer, the Employee's holding of any office or the termination of such employment or office which he asserts including and limited to claims for unfair dismissal, accrued but untaken holiday, unlawful deductions from wages or a statutory redundancy payment.

12.2
It is further the intention of the Employee and the Employer that the terms set out in this agreement have been agreed in full and final settlement of all or any claims, costs and expenses and any rights of action of any kind whatsoever whether under English or European Union law or the laws of any other jurisdiction that the Employee has or may have against the Employer, Group Members and any of its or their officers, employees, shareholders, consultants or agents (in each case current or former) arising directly or indirectly out of or in connection with the Employee's employment by the Employer, the Employee's holding of any office or the termination of such employment or office under common law, statute or otherwise including, without limitation, any claim or claims the Employee may have in respect of:

(a)	unfair dismissal;

(b)	wrongful dismissal;

(c)	breach of contract;

(d)	a redundancy payment pursuant to section 135 of the Employment Rights Act 1996 (or otherwise pursuant to the Service Agreement);

(e)	equal pay;

(f)	sex discrimination contrary to the Sex Discrimination Act 1975;

(g)	race discrimination contrary to the Race Relations Act 1976;

(h)	disability discrimination contrary to the Disability Discrimination Act 1995;

(i)	age discrimination contrary to the Employment Equality (Age) Regulations 2006;

(j)	sexual orientation discrimination contrary to the Employment Equality (Sexual Orientation) Regulations 2003;

(k)	religion or belief discrimination contrary to the Employment Equality (Religion or Belief) Regulations 2003;

(l)	an unlawful deduction from wages;

(m)	any breach of the Working Time Regulations 1998;

(n)	any breach of the Employee's rights in respect of accompaniment at disciplinary or grievance hearings;

(o)	any breach of the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

(p)	any breach of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

(q)	any breach of the Maternity and Parental Leave etc Regulations 1999;

(r)	harassment under section 3 Protection from Harassment Act 1997;

(s)	dismissal or action short of dismissal taken by the Employer on grounds related to the Employee's union membership activities and/or other relevant statutory provisions;

(t)	Employment Act 2002;

(u)	Employment Act 2002 (Dispute Resolution) Regulations 2004;

(v)	section 43 A-L Employment Rights Act 1996;

(w)	section 47B Employment Rights Act 1996; and

(x)	personal injury,

including, for the avoidance of doubt all claims (if any) arising out of or in connection with the Share Option Scheme,

PROVIDED ALWAYS THAT this clause 12 shall not apply to any claims in respect of the Employee's accrued pension entitlement, if any, and any claims for personal injury or any claims to enforce the terms of this agreement.

12.3	The Employee represents and warrants that:

(a)
the claims and prospective claims listed at clauses 12.1 and 12.2 are all the claims or prospective claims which the Employee believes that he has or may have against the Employer or any Group Member or its or their respective shareholders, officers, employees, consultants or agents (in each case current or former) arising out of or in connection with his employment, directorships or its or their termination;

(b)	he is not aware of any claims for personal injury;

(c)
he has instructed the Adviser to advise whether he has any claims, including without limitation claims under clauses 12.1 and 12.2 above, against the Employer or the persons referred to in clause 12.3(a) and that he has provided the Adviser with all available information which the Adviser requires in order to do so;

(d)
the Employee has received independent legal advice from a relevant independent adviser as to the terms and effect of this agreement and in particular its effect on the Employee's ability to pursue his rights before an employment tribunal.  The name of the relevant independent adviser who has advised the Employee is Linky Trott of 2 Stone Buildings, Lincoln’s Inn, London WC2A 3TH;

(e)
the Employee is advised by the Adviser that there is in force and was, at the time the Employee received the advice referred to above a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Employee in respect of loss arising in consequence of that advice; and

(f)
the Employee has not issued proceedings before the employment tribunals, High Court or County Court in respect of any claim in connection with his employment or its termination.  The Employee undertakes that neither the Employee, nor anyone acting on his behalf, will issue or continue any such proceedings in respect of such claims as are referred to in clauses 12.1 or 12.2, and if they do so, or if any of the warranties given by him in this agreement is untrue, without prejudice to any other remedy which may be available the Employee agrees he will repay the Severance Payment to the Employer immediately as a debt and on demand.

12.4
To give full effect to the provisions in clauses 12.1 and 12.2 above the Employee hereby agrees to refrain from instituting or continuing any proceedings before an Employment Tribunal in relation to any claims or complaints set out in clauses 12.1 or 12.2.

12.5
The Employer and the Employee agree and acknowledge that the conditions regulating compromise agreements in the Employment Rights Act 1996 and legislation specified in clauses 12.1 and 12.2 are intended to be and have been satisfied.

12.6
The provisions of clauses 12.1 and 12.2 shall have effect irrespective of whether or not the Employee is or could be aware of such claims, costs, expenses or rights of action at the date of this agreement and irrespective of whether or not such claims, costs, expenses or rights of action are in the express contemplation of the Employer and the Employee at the date of this agreement (including such claims, costs, expenses or rights of action of which the Employee becomes aware after the date of this agreement in whole or in part as a result of the commencement of new legislation or the development of common law).

13.	Interpretation

The headings to clauses are for convenience only and have no legal effect.

14.	Third Party Rights

The parties to this agreement may vary or rescind it without notifying or seeking the consent of any third party on whom rights are conferred under the Contracts (Rights of Third Parties) Act 1999 and the rights conferred by section 2 of that Act are excluded.

15.	Enforcement of the Compromise Agreement

15.1	The parties agree that they consider the provisions of this agreement to be valid, reasonable and enforceable.

15.2
The parties acknowledge and agree that the clauses and sub-clauses of this agreement are severable and that if any clause or sub-clause or identifiable part is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability shall not affect the validity or enforceability of the agreement’s remaining clauses, sub-clauses, or parts of the agreement.

15.3
The Employee agrees that if he breaches or violates any of the terms of this agreement damages alone may not compensate for such breach or violation and that injunctive relief is reasonable and essential to safeguard the interests of the Employer and that an injunction in addition to any other remedy may accordingly be obtained by the Employer.  No waiver of any such breach or violation should be implied from the forbearance or failure by the Employer to take action in respect of such breach or violation.

16.	Without Prejudice

Notwithstanding that this agreement is marked “Without Prejudice” and “Subject to Contract”, it will become open and binding when executed by both parties.

17.	Entire Agreement

17.1
Except for those provisions of the Service Agreement which are expressed in that document or herein to continue in effect, this agreement sets out the entire agreement between the Employer and the Employee with regard to the effect of termination of the employment and supersedes all prior discussions between the parties or their advisers and all statements, representations, terms and conditions, warranties, guarantees, proposals, communications and understandings whenever given and whether given orally or in writing.

17.2	The Employee acknowledges that the Employer enters into this agreement in reliance on the Employee's warranties in clauses 9, 10 and 12.

18.	Jurisdiction and Governing Law

This agreement shall be governed by English law and the courts and employment tribunals of England and Wales shall have exclusive jurisdiction to determine all disputes relating to this agreement.

Signed by :	/s/ Greg LeClaire
For and on behalf of the Employer

Date:	13 August 2007

Signed by :	/s/ Martin J. Offwood
The Employee

Date:	13 August 2007

SCHEDULE 1

Certification by Employee's Adviser

Addressed to the Employer

I, Linky Trott

of EDWIN COE LLP, 2 Stone Buildings, Lincoln’s Inn, London, WC2A3TH

certify as follows:

1.	I am a "relevant independent adviser" (as such term is defined in section 203 of the Employment Rights Act 1996).

2.	Before the Employee signed the agreement, I advised him as to the terms and effect of the agreement and in particular upon its effect on his ability to pursue his rights before an employment tribunal.

3.
At the time that I gave the advice referred to in paragraph 2 of this certificate, there was in force a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Employee in respect of any loss arising as a consequence of that advice.

Signed	/s/ Linky Trott

Name:	Linky Trott

Address:	Edwin Coe LLP

2 Stone Buildings

Lincoln’s Inn

WC2A3TH

Dated:	13 August 2007

SCHEDULE 2

Officer's Letter of Resignation

PRIVATE & CONFIDENTIAL

The Directors
ClearOne Communications UK Limited
12 York Gate
London NW1 4QS

[Date]

Dear Sirs

Please accept this letter as formal notice of my resignation as a Director [and the Secretary] of [the company] [each of the companies] listed above.  My resignation is to be effective immediately.

Please arrange for particulars of my resignation to be filed with the Registrar of Companies.

Yours faithfully

SCHEDULE 3

Agreed Announcement

ClearOne would prefer to keep this matter confidential and therefore wishes to refrain from sending a public announcement.

However, the following announcement will be sent at the Employee’s request:

Martin Offwood, Managing Director of EMEA, has resigned to pursue other interests.  We wish him well in his future endeavours and thank him for his service to ClearOne.

Please contact Steven Andresen, VP of Worldwide Sales, for all EMEA matters.